Exhibit 99.1

Aetherium Acquisition Corp. Announces  Termination of Business Combination Agreement

GREENWICH, Conn. – October 28, 2024 – Aetherium Acquisition Corp. (Nasdaq: GMFI) (“Aetherium” or “Company”) announced today that it received written notice from Capital A Berhad stating that it has elected to unilaterally terminate the business combination agreement dated February 28, 2024, entered into between Capital A Berhad, the Company and other parties named therein (the “Business Combination Agreement” or “BCA”). The Company was not made aware of Capital A Berhad’s decision prior to it receiving notice.

The termination was made with reference to Section 9.1(h) of the Business Combination Agreement and relating to Aetherium previously receiving a written determination by Nasdaq to delist Aetherium’s securities for failure to meet a continued listing standard. Capital A’s management understood the basis for Aetherium’s continued non-compliance, which resulted from Capital A’s delays in timely completing Form F-4 to submit to the SEC. Prior to Nasdaq’s delisting decision, Capital A had fully supported Aetherium through its Nasdaq extension requests and had completed its Form F-4 several months ago. Since then, Aetherium has been waiting for Capital A to submit Form F-4 to the SEC to complete the business combination.

Aetherium’s Board considers this unilateral termination of the BCA while simultaneously submitting a Regularization Plan (“RegPlan”) to Bursa Malaysia, which initially included but now excludes this business combination merger is not acting in good faith as is bilaterally stipulated in the BCA. Prior to receiving the notice of termination, Aetherium regularly received reassurances that Capital A would move forward toward completing this business combination.

Aetherium intends to engage with Capital A’s management to determine whether Bursa Malaysia was preventing this transaction, as applying for a listing on Nasdaq is a separate process, and no approvals are required until the SEC process is complete.

“We were disappointed to learn via media reports that Capital A Berhad’s board had unilaterally decided to terminate a business combination of its branding business, Capital A International, with Aetherium, a transaction that we believe would have unlocked substantial value for shareholders,” said Lim How Teck, an independent director of Aetherium. “This decision, following months of delays by Capital A International in filing the F-4 registration statement that had been prepared, is very concerning. We look forward to learning more and will take all reasonable steps to seek a positive resolution for the shareholders of both companies.”

About Aetherium Acquisition Corp.

Aetherium Acquisition Corp. is a blank check company formed to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Efforts to identify a prospective target business will not be limited to a particular business, industry sector, or geographical region. However, it intends to focus on companies in Asia (excluding China).

Forward-Looking Statement

This press release contains statements that may constitute “forward-looking statements,” including with respect to Aetherium’s pursuit of an alternative business combination. No assurance can be given that Aetherium will successfully seek and consummate such an alternative business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Aetherium, including those set forth in the Risk Factors section of Aetherium’s public filings with the Securities and Exchange Commission. Copies are available on the SEC’s website, www.sec.gov. Aetherium undertakes no obligation to update these statements for revisions or changes after the date of this release except as required by law.

Aetherium Contact

Info@aetheriumcapital.com

Investor Contact

Crocker Coulson, CEO, AUM Media

+1 (646) 652-7185

crocker.coulson@aummedia.org